   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2000.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                   SCHEDULE TO

                             TENDER OFFER STATEMENT
   (UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                                (AMENDMENT NO. 2)

                                       AND

                                  SCHEDULE 13D

                   (UNDER THE SECURITIES EXCHANGE ACT OF 1934)
                                (AMENDMENT NO. 3)
                              --------------------
                         OXFORD RESIDENTIAL PROPERTIES I
                               LIMITED PARTNERSHIP
                            (Name of Subject Company)

                   AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.
                                    (Bidder)

                 ASSIGNEE UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      None
                      (CUSIP Number of Class of Securities)

           Patrick J. Foye                                                  Copy to:
      Executive Vice President                                       Gregory M. Chait, Esq.
Apartment Investment and Management Company                         Katherine M. Koops, Esq.
     Colorado Center, Tower Two                              Powell, Goldstein, Frazer & Murphy LLP
2000 South Colorado Boulevard, Suite 2-1000                          191 Peachtree Street NE
       Denver, Colorado 80222                                            Sixteenth Floor
      Telephone  (303) 757-8101                                      Atlanta, Georgia 30303
                                                                         (404) 572-6600

      (Name, address and telephone number of person authorized to receive notices and communications on behalf of the filing person)

                            CALCULATION OF FILING FEE
================================================================================

     TRANSACTION VALUATION                           AMOUNT OF FILING FEE

             *                                                *
--------------------------------------------------------------------------------

*      Previously paid.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       Amount Previously Paid: N/A        Filing Party: N/A
       Form or Registration No.:N/A       Date Filed: N/A

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]    third-party tender offer subject to Rule 14d-1.     [ ]  issuer tender offer subject to Rule 13e-4.

[ ]    going-private transaction subject to Rule 13e-3.    [X]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Apartment Investment and Management Company
       84-129577
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       Not applicable
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           [ ]
       PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Maryland
--------------------------------------------------------------------------------
        NUMBER OF            7     SOLE VOTING POWER
         SHARES                    -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                             8     SHARED VOTING POWER
                                   6,050
                           ---------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   -0-
                           ---------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   6,050
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,050. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.

--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      [ ]

--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       25.05%.
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Acquisition Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       Not applicable
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Maryland
--------------------------------------------------------------------------------
        NUMBER OF            7     SOLE VOTING POWER
         SHARES                    -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                             8     SHARED VOTING POWER
                                   4,997
                           ---------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   -0-
                           ---------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   4,997
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,997. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                    [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       20.69%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        ORP Acquisition, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
--------------------------------------------------------------------------------
         NUMBER OF            7    SOLE VOTING POWER
         SHARES                    -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   4,997
                           ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER
                                   -0-
                           ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   4,997
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,997. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                    [ ]
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       20.69%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Oxford Realty Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       Not applicable
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Maryland
--------------------------------------------------------------------------------
         NUMBER OF            7    SOLE VOTING POWER
         SHARES                    -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   4,997
                           ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER
                                   -0-
                           ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   4,997
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,997. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES            [ ]
       CERTAIN SHARES
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       20.69%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIMCO/Bethesda Holdings, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       Not applicable.
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
        NUMBER OF            7    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                             8    SHARED VOTING POWER
                                  6,050
                           ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  -0-
                           ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  6,050
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,050. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       25.05%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIMCO/Bethesda Holdings Acquisitions, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       HC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
        NUMBER OF            7    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                             8    SHARED VOTING POWER
                                  1,053
                           ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  -0-
                           ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  1,053
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,053. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.

--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       4.36%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       AIMCO Properties, L.P.
       84-1275621
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       WC, BK
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
        NUMBER OF            7    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                             8    SHARED VOTING POWER
                                  -0-
                           ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  -0-
                           ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  -0-
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                   [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.0%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       AIMCO - GP, INC.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       Not applicable
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
        NUMBER OF            7    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                             8    SHARED VOTING POWER
                                  -0-
                           ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  -0-
                           ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  -0-
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.0%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

------------------------                             -------------------------
CUSIP NO. NOT APPLICABLE        SCHEDULE 13D
------------------------                             -------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       ORP Acquisition Partners, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       Not applicable
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Maryland
--------------------------------------------------------------------------------
        NUMBER OF            7    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
       PERSON WITH:
                           ---------------------------------------------------
                             8    SHARED VOTING POWER
                                  4,997
                           ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  -0-
                           ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  4,997
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,997. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.

--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       20.69%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON
       PN
--------------------------------------------------------------------------------

                    AMENDMENT NO. 2 TO TENDER OFFER STATEMENT
                       AND AMENDMENT NO. 3 TO SCHEDULE 13D


         This Amendment No. 2 to Tender Offer Statement on Schedule TO relates to the tender offer by AIMCO/Bethesda Holdings Acquisitions, Inc., a Delaware corporation ("AIMCO/Bethesda"), to purchase all of the outstanding assignee units, or such lesser number of assignee units as are properly tendered, of limited partnership interest of Oxford Residential Properties I Limited Partnership, a Maryland limited partnership (the "Partnership"), at a price of $845 per unit, subject to the conditions set forth in the Offer to Purchase dated October 10, 2000, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constitute the tender offer. In addition, because AIMCO/Bethesda is under common control with the Partnership, this Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(1) of the Securities Exchange Act of 1934, as amended. It also amends the Schedule 13D filed on October 3, 2000 and amended by Amendment Nos. 1 and 2 thereto on October 10, 2000 and October 30, 2000, respectively, by AIMCO/Bethesda and certain of its affiliates.

         The Amendment is filed solely to reflect the extension of the offer as reflected in Exhibit (a) below.




ITEM 12. EXHIBITS.

(a)   Notice of extension of offer.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.

                                   By:     /s/ Patrick J. Foye
                                      ----------------------------------------
                                          Executive Vice President

                                   AIMCO/BETHESDA HOLDINGS, INC.

                                   By:    /s/ Patrick J. Foye
                                      ----------------------------------------
                                          Executive Vice President

                                   AIMCO PROPERTIES, L.P.

                                   By:    AIMCO-GP, Inc.
                                      ----------------------------------------
                                          Its General Partner

                                   By:    /s/ Patrick J. Foye
                                      ----------------------------------------
                                          Executive Vice President

                                   APARTMENT INVESTMENT AND
                                   MANAGEMENT COMPANY

                                   By:    /s/ Patrick J. Foye
                                      ----------------------------------------
                                          Executive Vice President

                                   AIMCO-GP, INC.

                                   By:    /s/ Patrick J. Foye
                                      ----------------------------------------
                                          Executive Vice President

                                   ACQUISITION LIMITED PARTNERSHIP

                                   By:    ORP Acquisition, Inc.
                                      ----------------------------------------
                                          Its General Partner

                                   By:    /s/ Patrick J. Foye
                                      ----------------------------------------
                                          Executive Vice President

                                   ORP ACQUISITION, INC.

                                   By:    /s/ Patrick J. Foye
                                      ----------------------------------------
                                          Executive Vice President

                                   OXFORD REALTY FINANCIAL GROUP, INC.

                                   By:    /s/ Patrick J. Foye
                                      ----------------------------------------
                                          Executive Vice President

                                   ORP ACQUISITION PARTNERS, L.P.

                                   By:    ORP Acquisition, Inc.
                                      ----------------------------------------
                                          Its General Partner

                                   By:    /s/ Patrick J. Foye
                                      ----------------------------------------
Dated November 7, 2000                    Executive Vice President

                                  EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------
  (a)         Notice of extension of offer.